Exhibit 3.1(c)

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OMNILIT ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

OMNILIT ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is OmniLit Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 20, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 8, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.1(c) of Article IX is hereby amended and restated to read in full as follows:

(c) In the event that the Corporation has not consummated an initial Business Combination within 15 months from the closing of the Offering, the Board may extend the period of time to consummate an initial Business Combination (an “Extension”) by an additional 9 months, or such earlier date as determined by the Board, for a total of up to 24 months to consummate an initial Business Combination, or if it fails to do so, if it fails to do so, cease its operations and redeem or repurchase 100% of the shares of the Company’s common stock issued in the Company’s initial offering; provided, that for the Extension there has been compliance with any applicable procedures relating to the Extension in the trust agreement and in the letter agreement, both of which are described in the Registration Statement.

IN WITNESS WHEREOF, OmniLit Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 21st day of December, 2022.

OMNILIT ACQUISITION CORP.

By:
Name:	Al Kapoor
Title:	Chief Executive Officer